Exhibit 99.2

FOR IMMEDIATE RELEASE        CONTACT:     LYNN C. BLACKWELL
                                                                                      (860) 727-3080
                                                                                       lblackwell@ctgcorp.com

CTG Resources, Inc. and Energy East Corporation Announce Final
Merger Approval By Connecticut Department of Public Utility Control

HARTFORD, Connecticut, January 19, 2000. CTG Resources, Inc. [NYSE:CTG] and Energy East Corporation [NYSE:NEG] announced today that the Connecticut Department of Public Utility Control has given its final approval to the merger of the two companies.

"This is excellent news, both for our customers and shareholders," said Arthur C. Marquardt, Chairman, President and CEO of CTG Resources, the parent company of Connecticut Natural Gas Corporation and The Energy Network. "The DPUC's approval was key to consummating this merger." As part of Connecticut Natural Gas Corporation's ongoing rate proceeding, the companies look to implement a plan to stimulate growth and provide incentives to achieve merger savings for the benefit of both customers and shareholders.

CTG shareholders overwhelmingly approved the merger on October 18, 1999. The companies are awaiting Securities and Exchange Commission approval under the Public Utility Holding Company Act, which is expected by June 2000.

On June 30, 1999, the Board of Directors of CTG and Energy East Corporation announced that the companies signed a definitive merger agreement under which CTG will become a wholly owned subsidiary of Energy East. Energy East Corporation is a super-regional energy services and delivery company in the Northeast. Energy East is a leader in promoting competition and is committed to growing profitably its energy infrastructure.

Exhibit 99.2

For more information on CTG Resources or Energy East, please visit their home pages on the internet at www.ctgcorp.com and www.engyeast.com.

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